STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of August 24, 2006 by and among the persons listed under the heading “Sellers” on the signature page hereto (collectively, the “Sellers”) and Messrs. Yun Wang, Shibin Jiang and Bin Feng, all of whom are residents of the People’s Republic of China (collectively “Purchasers ” and individually, a “Purchaser”).

WHEREAS, Sellers are the sole record and beneficial owners of Twenty-Four Million Eight Hundred and Sixty-Five Thousand Seven Hundred and Forty-Four (24,865,744) shares of $.0001 par value per share common stock of USIP.COM, Inc., a Nevada corporation (the “Company”) and wish to sell all of those shares (the “Stock”); and

WHEREAS, Purchasers wish to purchase Stock from Sellers in a private sale that is not part of a distribution or public offering;

NOW, THEREFORE, in the parties hereto agree as follows:

1.
Agreement to Purchase and Sell the Stock. Sellers will sell to Purchasers and Purchasers agree to purchase the Stock for a purchase price of Five Hundred and Seventy Thousand Five Dollars ($575,000) (the “Purchase Price”) in a private sale exempt from registration under Section 4(1) of the Securities Act of 1933, as amended (the "Act").

2.
Closing And Payment. Subject to the terms and conditions hereof, and in reliance upon the written representations and warranties of Purchasers, Sellers will sell and, subject to the terms and conditions hereof, and in reliance upon the written representations and warranties of Sellers, Purchasers will purchase, at a single closing, the Stock. The closing shall be held on or before September 7, 2006, or such other date as the Parties may agree (the “Closing Date”), at the offices of Guzov Ofsink, LLC, 600 Madison Avenue, 14th Floor, New York, new York 10022 (the “Closing”). At the Closing, Sellers will deliver to Purchasers’ attorneys, Guzov Ofsink, LLC, (“Purchasers’ Attorney”) original stock certificates evidencing the Stock to be purchased hereunder, along with stock powers executed in blank. The Purchasers’ Attorney shall hold the said stock certificates and stock powers in escrow and shall only release them to the Purchasers upon the reasonably satisfactory completion of due diligence on the Company pursuant to Section 7.2 below, at the sole and absolute discretion of the Purchasers’ Attorney and the Purchasers (“Due Diligence Completion Date”). Only on or as soon as reasonably practicable after the Due Diligence Completion Date shall the Purchasers deliver or cause to deliver to Joseph Passalaqua, as agent for all Sellers, the Purchase Price, by wire transfer, cashier’s check, or by such other means as the parties may agree upon in writing. In the event that the Sellers fail to deliver the required due diligence materials, Purchasers’ Attorney shall return the stock certificates and stock powers delivered to it to Sellers.

3.
Representations and Warranties of Sellers. Sellers hereby represent and warrant to Purchasers that the statements in the following paragraphs of this Section 3 are all true and complete as of the date hereof:

3.1
Authority; Due Authorization. This Agreement has been duly and validly executed and delivered by Sellers, and upon the execution and delivery by Purchasers of this Agreement and the performance by Purchasers of their obligations herein, will constitute, a legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms, except as such enforcement may be limited by bankruptcy or insolvency laws or other laws affecting enforcement of creditors’ rights or by general principles of equity.

3.2
No Conflicts. The execution and delivery by Sellers of this Agreement does not, and the performance by Sellers of their obligations under this Agreement and the consummation of the transactions contemplated hereby will not, conflict with or result in a violation or breach of any of the terms, conditions or provisions of any other agreement to which Sellers are a party.

3.3
Title to Securities. Sellers are the sole record and beneficial owner of the Stock and have sole managerial and dispositive authority with respect to the Stock. Sellers have not granted any person a proxy with respect to the Stock that has not expired or been validly withdrawn. The sale and delivery of the Stock to Purchasers pursuant to this Agreement will vest in Purchasers legal and valid title to the Stock, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever (“Encumbrances”) (other than Encumbrances created by Purchasers and restrictions on resales of the Shares under applicable securities laws).

3.4
Valid Issuance. The Common Stock being purchased by the Purchasers hereunder is, and shall be at the Closing, duly and validly issued, fully paid, and non-assessable and in each instance have been issued in accordance with the registration requirements of applicable securities laws, including, without limitation, the Securities Act of 1933, as amended (the “Act”), or valid exemptions therefrom.

3.5
Corporate Documents. Copies of the Company’s current certificate of incorporation, all amendments thereto, and bylaws, as of the date hereof have been filed as exhibits to the Company’s reports (the “Filings”) with the Securities and Exchange Commission (“SEC”).

3.6	The Company. The Company, and its subsidiaries, are corporations duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

3.7
Capitalization of the Company.  Immediately prior to the Closing, the authorized capital stock of the Company shall consist of a total of 100,000,000 (one hundred million) shares of Common Stock, $.0001 par value (the “Common Stock”), and 10,000,000 (ten million) shares of Preferred Stock, $.0001 par value. Immediately prior to the Closing there will be no shares of preferred stock outstanding and no more than 49,632,222 shares of Common Stock outstanding. There are no commitments to issue, and there are no outstanding warrants, options, convertible securities or debt, preferred stock, or any other securities. In addition, there are no conversion or exchange privileges, preemptive rights, or other rights or agreements to purchase or otherwise acquire or issue any securities of the Company, and there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security of the Company or any instrument or security exercisable or exchangeable for, or convertible into any security of the Company.

3.8
Subsidiaries.  Other than as set forth in the Filings, the Company does not own, directly or indirectly, any capital stock or other equity securities of any other corporation, partnership, limited liability company, association or other business entity other than as set forth in the Filings. The Company is not a participant in any joint venture, partnership or similar arrangement.

3.9
Financial Statements. The Company’s financial statements contained in its Filings (the “Financial Statements”) have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated and with each other, except that the unaudited Financial Statements do not contain all footnotes required by U.S. GAAP. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities (contingent or otherwise). The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with U.S. GAAP until Closing.

3.10
No Conflicts.  Neither the Company, nor any subsidiary, is in violation of, in conflict with, in breach of or in default under any term or provision of, and no right of any party to accelerate, terminate, modify or cancel has come into existence under, (i) its Certificate of Incorporation or By-laws (each as may have been amended, supplemented or restated), (ii) any provision of any judgment, writ, injunction, decree or order to which the any of them is a party; or (iii) any law, statute, rule or regulation applicable to any of them.

3.11
Litigation.  There is no action, suit, proceeding or investigation pending or, to the best knowledge of Sellers, currently threatened against the Company or any subsidiary that may affect the validity of this Agreement or the right of the Sellers to enter into this Agreement or to consummate the transactions contemplated hereby. There is no action, suit, proceeding or investigation pending or, to the best knowledge of Sellers, currently threatened against the Company or its subsidiaries, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against the Company or any of its subsidiaries. The Company and its subsidiaries are not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company or any subsidiary currently pending or which the Company intends to initiate. When any reference to the “knowledge” or “best knowledge” of the Company or Sellers is made in this Agreement, such terms shall mean the knowledge that would be gained from due inquiry into the matters referenced.

3.12
Brokers’ Fees and Commissions.  Neither the Company nor any of its officers, directors, employees, stockholders, agents or representatives, nor Seller have employed any investment banker, broker, or finder in connection with the transactions contemplated by this Agreement and no such person or entity is entitled to a fee with respect to the transactions contemplated by this Agreement.

3.13
Securities Laws.  The Company has complied in all respects with applicable federal and state securities laws, rules and regulations, including the Sarbanes Oxley Act of 2002, as such laws, rules and regulations apply to the Company and its securities; and all shares of capital stock of the Company have been issued in accordance with applicable federal and state securities laws, rules and regulations. There are no stop orders in effect with respect to any of the Company’s securities.

3.14
Books and Financial Records. All the accounts, books, registers, ledgers, Board minutes and financial and other material records of whatsoever kind of each of the Company and its subsidiaries have been fully properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of each company.

3.15	Employee Benefit Plans. The Company does not have any “Employee Benefit Plan” as defined in the U.S. Employee Retirement Income Security Act of 1974 or similar plans under applicable laws.

3.16
Tax Returns, Payments and Elections. Each of the Company and its subsidiaries has timely filed all Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated Tax returns and reports and material information returns and reports) (“Tax Returns”) required pursuant to applicable law to be filed with any Tax Authority (as defined below), all such Tax Returns are accurate, complete and correct in all material respects, and each Group Company has timely paid all Taxes due. Each of the Company and its subsidiaries has withheld or collected from each payment made to each of its employees, the amount of all Taxes (including, but not limited to, United States income taxes and other foreign taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax Authority. For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any United States, local or foreign governmental authority or regulatory body responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

3.17
Minute Books. The minute books of each of the Company and its subsidiaries contain a complete summary of all meetings of directors and stockholders since the time of incorporation of such company and reflect all transactions referred to in such minutes accurately in all material respects.

3.18
Labor Agreements and Actions; Employee Compensation. Neither the Company, nor any of its subsidiaries is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or has sought to represent any of the employees, representatives or agents of any such company.

3.19	Investment Company. The Company is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

3.20
’34 Act Reports. To the best knowledge of the Sellers, none of the Company’s Flings, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading, in light of the circumstances in which they were made.

3.21	Material Agreements. The Company is not a party to or bound by any contracts, including, but not limited to:

3.21.1  employment, advisory or consulting contract;

3.21.2  plan providing for employee benefits of any nature;

3.21.3  lease with respect to any property or equipment;

3.21.4 contract, agreement, understanding or commitment for any future  expenditure in excess of $1,000 in the aggregate;

3.21.5 contract or commitment pursuant to which it has assumed, guaranteed, endorsed, or otherwise become liable for any obligation of any other person, entity or organization;

3.21.6 agreement with any person relating to the dividend, purchase or sale of securities, that has not been settled by the delivery or payment of securities when due, and which remains unsettled upon the date of the Agreement.

3.22
 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the accountants and lawyers formerly or presently employed by the Company. The Company is current with respect to fees owed to its accountants and lawyers.

3.23
Reverse Split and Issuance of Convertible Notes. Based on the Company’s present Articles of Incorporation, Bye-laws and other constituent documents and applicable laws and regulations, the Purchasers would be able to (i) accomplish a reverse split of the Company’s shares and (ii) issue certain convertible notes which will automatically convert into shares of common stock of the Company upon the reverse split provided the requisite directors’ and/or shareholders’ resolutions are obtained and the relevant documents drafted and executed.

4.
Representations and Warranties of Purchasers. Purchasers hereby represent and warrant to Sellers that the statements in the following paragraphs of this Section 4 are all true and complete as of the date hereof:

4.1
Exempt Transaction. Purchasers understand that the offering and sale of the Stock is intended to be exempt from registration under the Act and exempt from registration or qualification under any state law.

4.2
Authorization. Purchasers represent that it has full power and authority to enter into this Agreement. This Agreement has been duly and validly executed and delivered by Purchasers , and upon the execution and delivery by Sellers of this Agreement and the performance by Sellers of their obligations herein, will constitute, a legal, valid and binding obligation of Purchasers enforceable against Purchasers in accordance with its terms, except as such enforcement may be limited by bankruptcy or insolvency laws or other laws affecting enforcement of creditors’ rights or by general principles of equity.

4.2
Purchase for Own Account. The Stock to be purchased by Purchasers hereunder will be acquired for investment for Purchasers’ own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof, and Purchasers have no present intention of selling, granting any participation in, or otherwise distributing the same.

4.3	Investment Experience. The Purchasers understand that the purchase of the Stock involves substantial risk.

5.	Conditions to Purchasers’ Obligations at the Closing.

5.1
Conditions to Each Closing. Subject to the terms hereof, the obligation of the Purchasers to purchase the Stock at the Closing is subject to the fulfillment, prior to the Closing to the satisfaction of the Purchasers, of the following conditions, the waiver of which shall not be effective against Purchasers without written consent thereto:

5.1.1
Representations and Warranties True and Correct. The representations and warranties made by Sellers in Section 3 hereof shall be true and correct and complete as of the date hereof, and shall be true and correct and complete as of the date of the Closing with the same force and effect as if they had been made on and as of such date.

5.1.2
Performance of Obligations. The Sellers shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.1.3	Securities Laws. The offer and sale of the Stock to the Purchasers pursuant to this Agreement shall be exempt from the registration and/or qualification requirements of all applicable securities laws.

5.1.4	Change in Board of Directors. The Sellers shall cause the current members of the Board of Directors to appoint Purchasers to the Board and to resign their positions on the Company’s Board.

5.1.5
Assumption of Liabilities. Sellers shall cause all subsidiaries of the Company or third party (the “Assuming Party”) to assume all liabilities of the Company, and with respect to any liability as of the Closing Date, whether contingent or otherwise, which was not assumed or paid by the Assuming Party (collectively “Liabilities”), the Sellers hereby agree to indemnify, defend and hold harmless Purchasers and the Company from and against any and all claims, expenses and/or losses which may be incurred by the Company or Purchasers in connection with a Liability.

5.1.6
Spinoff. Sellers shall cause the Company and its Board of Directors to pass such resolutions as may be necessary to set a record date for a spinoff of the Assuming Party which shall be no later than October 15, 2006 and to authorize a spinoff of the Assuming Party to the shareholders of the Company in accordance with SEC Staff Legal Bulletin No. 4 dated September 16, 1997 and such other laws and regulations as may be applicable to such transaction (the “Spinoff”).

6.	Conditions to Sellers’ Obligations at the Closing.

6.1	The obligations of the Sellers under this Agreement with respect to the Purchasers are subject to the fulfillment at or before the Closing of the following conditions:

6.1.1	Representations and Warranties. The representations and warranties of the Purchasers contained in Section 4 hereof shall be true and correct as of such Closing.

7.	Sellers’ Covenants and Conditions Subsequent to Closing.

7.1
Spinoff. By November 15, 2006, Sellers shall have taken all steps necessary to effect the Spinoff and Sellers hereby agree to pay all expenses necessary to effect the Spinoff, including, but not limited to, attorney’s fees, transfer agent fees and filing fees and expenses. Purchasers agree to cause the Company to provide any assistance reasonably necessary to effect the Spinoff which cannot be performed by the Assuming Party or Sellers; provided, however, that neither Purchasers nor the Company shall have any obligation to pay any monies to accomplish the Spinoff.

7.2
Due Diligence. Sellers shall deliver or shall cause to deliver to Purchasers or the Purchasers’ Attorney, on or before September 13, 2006, the Company’s constating documents, minute books, financial statements, tax returns and such other necessary and relevant documents pertaining to the Company as Purchasers’ Attorney may so reasonably request in order for Purchaser’s Attorney to complete its due diligence on the Company.

8.	Indemnification.

8.1
Sellers shall indemnify and hold Purchasers, the Company and their affiliates, officers, directors, employees, agents, successors and assigns harmless from and against any claim, action, suit, proceeding, loss, liability, damage or expense (including, without limitation, reasonable attorneys’ fees), directly or indirectly arising from or related to any breach by Sellers of this Agreement, including, but not limited to, Sellers’ representations, warranties or covenants hereunder. Each Seller’s liability pursuant to this indemnification provision shall be apportioned based on the number of Shares sold to Purchasers as compared to the total number of Shares sold to Purchasers.

8.2
Purchasers shall indemnify and hold Sellers harmless from and against any claim, action, suit, proceeding, loss, liability, damage or expense (including, without limitation, reasonable attorneys' fees) directly or indirectly arising from or related to any breach by Purchasers of this Agreement, including, but not limited to, Purchasers’ representations, warranties or covenants hereunder.

9.	Registration Rights.

9.1
Whenever the Company shall propose to file a registration statement under the 1933 Act relating to the public offering of Common Stock for sale for cash for its own account, or a re-sale registration statement for the sale of stock held by other shareholders who are not employees or consultants to the Company (a “Registration Statement”), the Purchasers shall cause the Company to give written notice to Joseph C. Passalaqua (the “Registration Rights Holder”) at least fifteen (15) business days prior to the anticipated filing thereof, specifying the approximate date on which the Company proposes to file such Registration Statement and the intended method of distribution in connection therewith, and advising the Registration Rights Holder of his right to have any or all of the Registrable Securities, as defined below, then held by Registration Rights Holder included among the securities to be covered by such Registration Statement (the “Piggy-Back Rights”) and the Registration Rights Holder’s right, to have any or all of the Registrable Securities then held by the Registration Rights Holder included among the securities to be covered by such Registration Statement. For the purposes of this Section 9, “Registrable Securities” shall mean all shares of common stock of the Company currently held by the Registration Rights Holder.

9.2
Subject to Section 9.4 and Section 9.5 hereof, in the event that the Registration Rights Holder has and shall elect to utilize his registration rights, the Company shall include in the Registration Statement the Registrable Securities identified by the Registration Rights Holders in a written request (the “Piggy-Back Request”) given to the Company not later than ten (10) business days prior to the proposed filing date of the Registration Statement. The Registrable Securities identified in the Piggy-Back Request shall be included in the Registration Statement on the same terms and conditions as the other shares of Common Stock included in the Registration Statement.

9.3
Notwithstanding anything in this Agreement to the contrary, the Registration Rights Holder shall not have registration rights with respect to (i) a registration statement on Form S-4 or Form S-8 or Form S-3 (with respect to dividend reinvestment plans and similar plans) or any successor forms thereto, (ii) a registration statement filed in connection with an exchange offer or an offering of securities solely to existing stockholders or employees of the Company, (iii) a registration statement filed in connection with an offering by the Company of securities convertible into or exchangeable for shares of common stock of the Company, and (iv) a registration statement filed in connection with private placement of securities of the Company in connection with an acquisition by the Company or one of its subsidiaries.

9.4
If the lead managing underwriter selected by the Company for an underwritten offering for which registration rights are requested determines that marketing or other factors require a limitation on the number of shares of common stock to be offered and sold in such offering, then (i) such underwriter shall provide written notice thereof to each of the Company and the Registration Rights Holder, and (ii) there shall be included in the offering, first, all shares of common stock proposed by the Company to be sold for its account (or such lesser amount as shall equal the maximum number determined by the lead managing underwriter as aforesaid) and, second, only that number of Registrable Securities requested to be included in such Registration Statement by the Registration Rights Holder that such lead managing underwriter reasonably and in good faith believes will not substantially interfere with (including, without limitation, adversely affect the pricing of) the offering of all the shares of common stock that the Company desires to sell for its own account.

9.5
The parties agree that nothing contained in this Section 9 shall create any liability on the part of the Company to the Registration Rights Holder if the Company for any reason should decide not to file a Registration Statement for which registration rights are available or to withdraw such Registration Statement subsequent to its filing, regardless of any action whatsoever that the Registration Rights Holder may have taken, whether as a result of the issuance by the Company of any notice hereunder or otherwise.

10.	General Provisions.

10.1	Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

10.2
Governing Law; Jurisdiction. Any dispute, disagreement, conflict of interpretation or claim arising out of or relating to this Agreement, or its enforcement, shall be governed by the laws of the State of New York. Sellers and Purchasers hereby irrevocably and unconditionally submit, for themselves and their property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices below. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.3
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. A telefaxed copy of this Agreement shall be deemed an original.

10.4
Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

10.5	Costs, Expenses. Each party hereto shall bear its own costs in connection with the preparation, execution and delivery of this Agreement.

10.6
Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Sellers and the Purchasers. No delay or omission to exercise any right, power, or remedy accruing to Purchasers, upon any breach, default or noncompliance of Sellers under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. All remedies, either under this Agreement, by law, or otherwise afforded to Purchasers, shall be cumulative and not alternative.

10.7
Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

10.8
Entire Agreement. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

10.9
Further Assurances. From and after the date of this Agreement, upon the request of the Purchasers or Sellers, Purchasers and Sellers shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

In Witness Whereof, the parties hereto have executed this Agreement as of the date first written above.

Sellers:

/s/ Joseph C. Passalaqua	/s/ Joseph C. Passalaqua
Name: Joseph J. Passalaqua	Name: Greenwich Holdings, Inc.

Name:	Name:

Name:	Name:

Name:	Name:

Purchasers:

/s/ Yun Wang
Yun Wang

/s/ Shibin Jiang
Shibin Jiang

/s/ Bin Feng
Bin Feng